Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q2 2018 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz – CFO

Zachary Pomerantz – Senior Vice President, Asset Management

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for AFIN's second quarter 2018 Earnings Call. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the quarter’s results are Michael Weil, Chief Executive Officer, Katie Kurtz, Chief Financial Officer and Zachary Pomerantz, Senior Vice President, Asset Management.

The discussion today will include certain statements and assumptions which are not historical facts. They are forward-looking in nature and are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain assumptions and numerous risk factors that could cause AFIN's actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Also during the call, we will use the term “Investment Grade Rating” which includes both actual investment grade ratings of the tenant or implied investment grade ratings. Implied investment grade includes ratings of the lease guarantor or the tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease). Implied investment grade ratings are determined using Moody’s proprietary analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of June 30, 2018.

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We also use the terms service retail, traditional retail, and anchor tenant in today’s presentation. We define service retail as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, fitness and auto services sectors. Traditional retail includes single-tenant retail properties leased to tenants in the discount retail, home improvement, furniture, specialty retail, auto retail, and sporting goods sectors. We define anchor tenant as a tenant occupying 10,000 or more square feet in a multi-tenant property.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as expressly required by law. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and Form 10Q.

I will now turn the call over to our CEO, Mike Weil.

Mike Weil

Thank you, Louisa. We appreciate everyone joining us for our first earnings call as a traded company. For those who are not familiar with American Finance Trust it might make sense for me to provide a quick overview of AFIN to help set the stage for this call.

American Finance Trust achieved an important milestone last month in the listing of our shares on The Nasdaq. Created in 2013, AFIN acquired the majority of its properties between 2013 and 2015 with a primary focus on retail. In addition, AFIN’s multi-tenant properties acquired through a merger in 2017 were initially purchased between 2012 and 2015. AFIN’s portfolio captures the best of what a retail portfolio might deliver - a combination of single-tenant net leases with predominantly investment grade tenants which offer stable, long-term predictable rental income and multi-tenant retail properties which provide medium-term lease durations, embedded rent growth and leasing upside.

Today AFIN has a well-diversified portfolio of single-tenant and multi-tenant primarily service-retail properties located across the U.S. Our company has grown over the past five years to own 560 properties with portfolio occupancy of 95% at the end of the second quarter and average contractual rent growth of 1.3% per year driven by the 83% of our leases that include rent escalators. The weighted-average remaining lease term for the portfolio is 8.3 years.

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As I mentioned, we focus on service retail which means properties you likely visit personally, places such as restaurants, pharmacies, gas and convenience stores and retail bank branches. Our 525 property single-tenant portfolio includes all of these types of assets as well as more traditional retail locations such as discount retail, home improvement and auto retail stores.

Retail comprises 63% of our 11.5 million square foot single-tenant portfolio, while 20% of the portfolio consists of industrial and distribution facilities.

Importantly our occupancy across the single-tenant portfolio is over 98% with a weighted-average remaining lease term of 10.5 years with 1.2% average annual rent escalators and 80% investment grade or implied investment grade tenant base. We couldn’t be more confident about our overall portfolio composition and its resistance to the impact of e-commerce or the “Amazon Effect”.

Our multi-tenant portfolio is a great complement to the single-tenant net lease side of our business. Our multi-tenant portfolio includes a proven balance of store concepts needed for a successful retail center, with 48% of rent coming from experiential and e-commerce defensive properties. Our 35 property 7.5 million square foot multi-tenant portfolio is 89% leased with a weighted-average remaining lease term of 5.1 years and 1.4% average annual rent escalators.

We are pleased with our growing high-quality portfolio of assets leased long-term with embedded rent growth and believe we are positioned well to drive value for our shareholders. The combination of single-tenant and multi-tenant assets creates a diverse portfolio that we expect will support a sustained dividend over various cycles.

Zach, can you could give us a quick overview of our recent multi-tenant leasing activity?

Zach Pomerantz

Thanks, Mike. Yes, I am happy to report that our multi-tenant occupancy increased to 88.8% in the quarter, up from 87.0% in the first quarter – resulting in a $1.3 million increase to annualized straight-line rent. During the quarter, eight new leases commenced representing over 152,000 square feet and 19 leases were renewed or amended for a total of over 185,000 square feet. Four new “anchor” leases commenced during the quarter with Big Lots, Hobby Lobby, Kohl’s and Restoration Hardware totaling about 146,000 square feet. Also, no anchor leases expired during the quarter and total expirations represented approximately 11,000 square feet or 0.1% of our total multi-tenant square footage. We have also replaced former tenants with new tenants that are either investment grade or improved operators.

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Two examples of successes we have had bringing in improved operators include new leases with Aldi, a specialty grocer, and Big Lots. Due to the nature of their use, Aldi slotted right in to a 24,000 square foot space in one of our Kentucky locations that was vacated by HH Gregg. We increased annualized cash rent by 17% and improved the tenant mix and foot traffic. At one of our South Carolina assets we were able to attract Big Lots to replace another HH Gregg location. With this change we increased annualized cash rent 25% and leased a 35,000 square foot space with reasonable concessions.

Mike, I think that provides a good overview of our very active leasing program and I’ll turn it back to you.

Mike Weil

Thanks, Zach. Let me turn to provide an update on our recent acquisition activities and then I’ll turn it over to Katie for a review of our quarterly financial performance.

During the second quarter, AFIN closed on the acquisition of fifteen assets totaling approximately 58,000 square feet for $27.4 million bringing us to over $71 million in year-to-date transactions closed. We have already closed on $16.3 million of assets in the third quarter and anticipate closing an additional $138.4 million in primarily service retail properties before the end of the year. We anticipate that the full year worth of acquisitions will reflect a weighted-average GAAP capitalization rate of 8.3%, a weighted-average going-in capitalization rate of 7.2%, and 16.9 year remaining lease term.

In addition to being an active buyer, we pursue strategic dispositions of assets. We currently are holding three assets for sale for a total of $1.9 million. During the six months ended June 30th, we closed on the sale of 19 properties for an aggregate contract price of $86.8 million. At any given time, we closely monitor our asset base, local market conditions and near term lease expirations to identify and capitalize on similar selling opportunities.

Finally, in April we closed on a new upsized $415 million credit facility which, assuming we exercise a one-year extension option, matures in 2023. This facility includes an expanded group of lenders including BMO, as administrative agent, and Citizens and SunTrust as joint lead arrangers.

With that, I'll turn the call over to Katie to walk us through operating results in more detail and then I will follow up with some closing remarks. Katie?

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Katie Kurtz

Thanks Mike. We ended the second quarter with net debt, which is total debt less cash and cash equivalents, of $1.3 billion at a weighted-average interest rate of 4.6%. The components of our net debt include $132 million drawn on the credit facility, $1.2 billion of outstanding mortgage debt and cash and cash equivalents of $58.9 million. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only amounts drawn on our credit facility as floating. Liquidity, which we measure as undrawn availability under our credit facility plus cash and cash equivalents, stood at $303.3 million at June 30th.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 36% and net debt to annualized Adjusted EBITDA was 7.1x at June 30th.

We reported second quarter revenue of $71.1 million as compared to $70.1 million for first quarter 2018. Our FFO attributable to stockholders was $28.3 million and our AFFO was $25.8 million for the second quarter 2018. We saw an increase in general and administrative costs during the second quarter as compared to the first quarter of approximately $1.0 million primarily due to expenses associated with our annual proxy and one-time litigation costs. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10Q.

I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie. I am truly pleased with the quality of our portfolio and our prospects for future growth. We took a major step in this direction with the listing of AFIN shares on The Nasdaq on July 19th. I am excited about the opportunity that this listing brings to continue to grow the company and drive shareholder value. As a publicly traded company, AFIN has access to capital markets and may enjoy the benefit of a lower cost of capital. Over time, we anticipate AFIN’s high credit-quality portfolio with contractual rent growth will be attractive to institutional and other investors.

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With 560 properties across the U.S., highly diversified by tenant, geography and asset type, a strong, creditworthy tenant base, a conservative balance sheet and an experienced management team we possess a unique advantage; we are well positioned to identify, assess and capitalize on opportunities across a wide set of markets in order to continue to grow the company.

We continue to demonstrate a proven ability to source investment opportunities by leveraging direct relationships through sale/leasebacks, developers, and of course the brokerage community to identify off market transactions. We believe this allows the company to achieve better than market cap rates and more favorable terms than are generally available generating improved results for the company and its shareholders.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire assets that fit within our investment model. We will maintain a near-term focus on service retail and other properties defensively positioned against competition from e-commerce relative to traditional retail in order to continue to drive shareholder value.

Our team looks forward to continuing to lead the AFIN effort to enhance long-term value for our stockholders.

Let me turn it back to Louisa for some Q&A.

Question-and-Answer Session

Louisa Quarto

Thanks, Mike. Since this is our first call after listing we thought it would be helpful to address some of the questions we answered on our institutional roadshow and that members of our investor relations group have received recently from financial advisors and investors.

With that, are there any tenants or properties that concern you? If so, which ones and what is AFIN doing about those locations?

Zach Pomerantz

One tenant we have been tracking over the last year is Mattress Firm. When the news of potential issues started coming to light we began working with brokers to prepare for the potential of vacancies. As of June 30th we had 18 locations across the portfolio paying 100% of their contractual rent, with current exposure of just over 1% of the total straight line rent. We have already begun to look for opportunities to release the spaces should that become necessary. We view the real estate as very attractive given both the locations and size of the free standing and in-line locations. Given an average 4,800 square foot per location there are a number of potential users that would be able to lease the properties in their current configuration. We continue to monitor the situation and work with our teams on the ground to plan for different outcomes.

Louisa Quarto

Thanks Zach, it sounds like you are pretty active on the leasing front. What is your outlook for additional leasing this year?

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Zach Pomerantz

On the leasing front I can note that we still have a 7 leases representing approximately 100,000 square feet that are signed and expected to commence this year. To date we are outpacing our renewals vs. 2017 which is a sign of the strength of the center locations and we continue to work with our asset managers and brokers to both procure new tenants and retain the existing ones.

Louisa Quarto

Thanks Mike. Can you please comment on the change in AFIN’s annual distribution rate to $1.10 per share and tell us where AFIN stands in terms of distribution coverage?

Mike Weil

Thanks Louisa. The change in distribution rate which became effective in July was designed to establish a sustainable distribution which we anticipate will be fully covered in the first quarter of next year. Our distributions declared were 131.8% of AFFO for the quarter based on the prior rate of $1.30/share per year. We are confident that the current rate of $1.10 per share, the rental revenues contributed by our newest acquisitions and the embedded rent growth across our portfolio will deliver full coverage as early as in the first quarter of 2019. By way of example, if the distribution for the second quarter had been the current annualized rate of $1.10/share, the coverage ratio would have been 113%.

Louisa Quarto

Mike, you also mentioned strategic dispositions. What are the plans for additional property sales this year?

Mike Weil

I want to be clear that we expect to be a net buyer this year and have already identified the acquisitions we anticipate closing before year-end. I would categorize the Company as an opportunistic seller. If we have the opportunity to sell properties and redeploy the proceeds in new assets that accretive to AFFO we will of course pursue those types of transactions. As an example, I see an opportunity to lower our exposure to SunTrust by selling some occupied branches at very low cap rates and redeploying that capital into new acquisitions as a potential driver of earnings.

Louisa Quarto

Thanks Mike. Before I turn it over to Mike for closing remarks, we have been asked whether a replay of this call will be available. It will be available one hour after the end of this call through November 9, 2018. Please call 877-344-7529 and reference conference number 10122814. A replay of the webcast will also be available on our website.

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We also filed an investor presentation a copy of which is available in the investor relations section of our website at www.americanfinancetrust.com.

As always, we encourage shareholders and financial advisors who have account-specific or general questions about the company to call our investor relations group at 866-902-0063 for assistance.

Mike, I’ll turn it back to you for closing remarks.

Mike Weil

Thanks Louisa. I want to thank everyone for joining today. I hope that our stockholders share in our view of the strength of the company and the potential for growth we see in the future. We look forward to the potential inclusion in the RMZ index this November and the increased institutional ownership that inclusions will bring. While day to day changes in stock price will occur, our focus will remain where it should be; on the operations of the company and the execution of our strategy. We look forward to continuing to tell the AFIN story to a growing audience.

Operator

[Operator Instructions].

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